Exhibit M-4

[Shin & Kim Letterhead]

October 16, 2024

The Korea Development Bank

14 Eunhaeng-ro, Yeongdeungpo-gu

Seoul 07242

Republic of Korea

Re:	The Korea Development Bank / US$1,000,000,000 4.125% Notes due 2027

(Our Ref. No.: K00012-2451)

Ladies and Gentlemen:

We have acted as Korean counsel for The Korea Development Bank of Korea (the “Issuer”), a statutory juridical entity duly established pursuant to the Korea Development Bank Act of 1953, as amended (the “KDB Act”) and validly existing under the laws of the Republic of Korea (“Korea”), in connection with the Issuer’s offering, pursuant to a registration statement, as amended (Registration No. 333-280021, the “Registration Statement”), under Schedule B of the U.S. Securities Act of 1933, as amended (the “Securities Act”) when it became effective, of US$1,000,000,000 4.125% Notes due 2027 (the “Notes”) to be issued under the Fiscal Agency Agreement dated February 15, 1991, as amended on June 25, 2004 (collectively, the “Fiscal Agency Agreement”) by and between the Issuer and The Bank of New York Mellon as fiscal agent.

For the purposes of this opinion, we have reviewed the originals or copies, certified or otherwise identified to our satisfaction of such instruments and other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts material to this opinion that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Issuer.

In addition, and without prejudice to the generality of the immediately preceding paragraph, in arriving at the opinion expressed below, we have reviewed the following specific documents relating to the Notes:

1.	a copy of the Registration Statement;

2.

a copy of the prospectus dated June 17, 2024 contained in the Registration Statement (the “Base Prospectus”) as supplemented by the preliminary prospectus supplement dated October 7, 2024 relating to the Notes (as supplemented, the “Preliminary Prospectus”);

3.	the Base Prospectus as supplemented by the prospectus supplement dated October 8, 2024 relating to the Notes (as supplemented, the “Prospectus”);

4.	an executed copy of the Fiscal Agency Agreement;

5.	an executed copy of the Notes in global form;

6.	copies of the articles of incorporation of the Issuer currently in effect and the commercial registry extracts of the Issuer dated August 14, 2024;

7.	a copy of the minutes of the meeting of the board of directors of the Issuer held on December 14, 2023;

8.

copies of the internal regulations of the board of directors of the Issuer currently in effect and the selected pages of the Issuer’s internal regulations on the authorized levels of approval currently in effect (the “Internal Regulation on Levels of Approval”);

9.	a copy of the approval of the issuance, offering and sale of the Notes dated September 9, 2024 made by an authorized person of the Issuer under the Internal Regulation on Levels of Approval;

10.	a copy of the seal impression certificate of the Issuer dated August 23, 2024; and

11.

a copy of the Issuer’s report for issuance of securities filed with, and accepted by, the Ministry of Economy and Finance of Korea dated September 20, 2024 pursuant to the Foreign Exchange Transaction Act of Korea, the Enforcement Decree thereof and the regulation thereunder.

As to any other matters of fact material to the opinion expressed herein, we have made no independent inquiry and have relied solely upon the certificates or oral or written statements of officers and other representatives of the Issuer.

We are admitted to practice law in Korea, and the legal opinions provided herein are confined to and given on the basis of the laws of Korea in effect as at the date hereof. We do not represent ourselves to be familiar with the laws of any jurisdiction other than Korea, and we do not pass upon nor express any opinion in respect of those matters that are governed by or construed in accordance with any of such laws.

Based upon the foregoing, and subject to further qualifications set forth below, we are of the opinion that:

(a)

The Issuer is a statutory juridical entity duly established under the KDB Act and validly existing under the laws of Korea, with power and authority to own its properties and conduct its business as described in the Prospectus forming a part of the Registration Statement;

(b)	The Fiscal Agency Agreement has been duly authorized and executed by the Issuer;

(c)

The statements in the Prospectus concerning matters of Korean law (except for the financial statements and related schedules and other financial and statistical data contained therein as to which we express no opinion) are accurate and up-to-date as of the date hereof in all material respects; and

(d)	The Notes have been duly authorized, executed, issued and delivered by the Issuer and constitute valid, binding and enforceable obligations of the Issuer.

Our opinion is subject to the following reservations and qualifications that enforcement may be limited or affected generally by (i) the bankruptcy, insolvency, liquidation, reorganization, rehabilitation or the restructuring of the Issuer pursuant to the laws of Korea now in force or subsequently enacted which generally affect the enforcement of creditors’ rights and (ii) the general principles of good morals and public order as provided in the Civil Code of Korea.

This opinion is limited to the matters addressed herein and is not to be read as an opinion with respect to any other matter. This opinion is given with respect to the laws of Korea as currently in effect and we do not pass upon and we express no opinion in respect of those matters governed by or construed in accordance with the laws of any jurisdiction other than Korea.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the Registration Statement, without thereby admitting that we are “experts” under the Securities Act or the rules and regulations of the U.S. Securities and Exchange Commission thereunder for the purpose of any part of the Registration Statement, including the exhibit as which this opinion is filed.

Very truly yours,

/s/ Shin & Kim LLC
Shin & Kim LLC